Exhibit 99.1

Qumu Appoints Peter Goepfrich as Chief Financial Officer

Minneapolis, MN – April 30, 2015 – Qumu Corporation (NASDAQ: QUMU) today announced the appointment of Peter J. Goepfrich as Chief Financial Officer of Qumu, effective May 18, 2015. He replaces James Stewart who, as previously reported, is retiring from Qumu effective September 30, 2015.

Mr. Goepfrich has 15 years of experience in senior financial positions, primarily within the software industry. He was most recently Vice President and Chief Financial Officer of Deluxe Corporation, Small Business Services, which he joined in 2014. He also served as CFO for two leading software solution providers for the healthcare industry.

“Peter will be a strong addition to our senior management team,” said Sherman Black, Chief Executive Officer of Qumu. “He has deep software industry experience and expertise in managing change at rapidly growing companies. He is results-oriented and has an excellent track record of supporting revenue growth with sound expense control. He has a strong background in public accounting, as well as leading and managing M&A strategies and corporate finance activities, and he has been the CFO of a publicly-traded company. With his skills and background, we believe Peter will be instrumental in helping Qumu get to the next level and we look forward to his contributions.”

Prior to joining Deluxe, Mr. Goepfrich was Chief Financial Officer of API Healthcare Corporation, a leading provider of workforce management software solutions to the healthcare industry. He held this position for two years until the company was sold to General Electric in 2014. Before API, Mr. Goepfrich spent eight years in increasingly responsible financial positions, including Chief Financial Officer, at Vital Images, a publicly-traded advanced visualization and analysis software company for the healthcare industry that was purchased by Toshiba in 2011. He joined PricewaterhouseCoopers LLC in 1997, where he spent seven years primarily auditing technology companies. He has a B.A. in Accounting from St. Mary’s University.

Mr. Goepfrich will replace James Stewart who announced his retirement in March. Mr. Stewart will remain with the company supporting the transition until September 30, 2015. “I want to thank Jim for his dedication, hard work and many contributions to Qumu, including our divestiture of the disc publishing business and the acquisition of Kulu Valley. I wish him all the best in his future endeavors,” said Mr. Black.

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In connection with his appointment as Chief Financial Officer, Mr. Goepfrich will receive an “inducement award” as defined by NASDAQ Listing Rules, consisting of a nonqualified stock option to purchase 130,000 shares of Qumu’s common stock. The option will be granted on the first day of Mr. Goepfrich’s employment, expected to be May 18, 2015, and will have an exercise price equal to the fair market value of Qumu’s common stock on the date of the grant. The option will vest in four equal installments on each of the first four anniversaries of the date of grant and will have a term of seven years. The inducement award will be granted outside of the terms of the existing Qumu equity incentive plans, was approved by the Compensation Committee of Qumu’ s Board of Directors, and was granted pursuant to NASDAQ Listing Rule 5635(c)(4).

About Qumu

Video is today’s document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu’s innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:

EVC Group
Doug Sherk, 415-652-9100

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